EXHIBIT 8.1

July 28, 2003

Cathay Bancorp, Inc.

777 North Broadway

Los Angeles, California 90012

Merger of GBC Bancorp with Cathay Bancorp, Inc.

Ladies and Gentlemen:

You have asked for our opinion as to certain federal income tax consequences of the merger (the “Merger”) of GBC Bancorp, a California corporation (“GBC”) and Cathay Bancorp, Inc., a Delaware corporation (“Cathay”). The terms of the Merger are set forth in the Agreement and Plan of Merger dated as of May 6, 2003, to which GBC, its wholly-owned subsidiary, General Bank, Cathay and its wholly-owned subsidiary, Cathay Bank, are parties (the “Agreement”). Capitalized terms used in this letter without definition have the respective meanings given them in the Agreement.

The Agreement provides that GBC will be merged with and into Cathay at the Effective Time pursuant to the applicable provisions of the Delaware General Corporation Law and the California General Corporation Law. In the Merger, the issued and outstanding shares of GBC stock (other than shares of GBC stock for which dissenters’ rights are perfected) will be converted into the right to receive from Cathay the Cathay Common Stock and/or cash described in the Agreement.

For purposes of rendering this opinion we have examined and relied upon (without any independent investigation or review) the truth, correctness and completeness at all relevant times of the statements, covenants, representations and warranties contained in the Agreement, in the Registration Statement of Cathay on Form S-4 to which this opinion is an exhibit (the “Registration Statement”), and in the Certificates of Officers delivered to us by GBC and Cathay, and such other instruments and documents as we have deemed necessary.

Further, for purposes of rendering this opinion we have made the following assumptions (without any independent investigation or review):

1.    Original documents submitted to us (including signatures) are authentic, documents submitted to us as copies conform to the original documents and all such documents either have been or will be by the Effective Time duly and validly executed and delivered where such execution and delivery are prerequisites to effectiveness;

2.    All facts, statements, covenants, representations and warranties contained in any of the documents referred to herein or otherwise made to us in connection with the Merger are true, correct and complete in all respects as of the Effective Time, and no actions have been (or will be) taken which are inconsistent with such facts, statements, covenants, representations and warranties;

3.    The Merger will be consummated in accordance with the terms of the Agreement and the Merger will be effective under applicable laws; and

4.    The Merger will be reported by GBC and Cathay on their respective federal income tax returns in a manner consistent with the opinion set forth below.

Based upon our understanding of the transaction as described above and the above assumptions, and subject to the limitations contained herein, it is our opinion that the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and GBC and Cathay will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code. In addition, we confirm that the description under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement expresses our opinion as to the material U.S. federal income tax consequences to Cathay, GBC and the GBC shareholders with respect to the Merger. In the event that any one or more of the facts, statements, descriptions, covenants, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

Cathay Bancorp, Inc.

July 28, 2003

The opinion expressed herein is based upon and limited solely to the provisions of the Code and the statutes, judicial decisions, administrative regulations and rulings interpreting the Code, all as in effect on the date hereof and all of which are subject to change, either on a prospective or retroactive basis. We do not undertake any responsibility for updating or revising our opinion in consequence of any such change. We express only the opinion set forth above. This opinion does not address any other federal tax consequences or any state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction contemplated by the Agreement or undertaken in connection with, in contemplation of, or following the Merger).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to the name of our firm therein and under the caption “Legal Matters” in the Joint Proxy Statement/Prospectus furnished in connection with the offering of securities by Cathay and the solicitation of proxies by the Board of Directors of GBC. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely yours,

BINGHAM McCUTCHEN LLP